Exhibit 5.10

CONSENT OF GEOLOGIST

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Technical Report with an Updated Mineral Resource Estimate for the Waterbury Lake Property, Northern Saskatchewan” dated December 21, 2018, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: June 2, 2020

SGS GEOSTAT

By:	/s/ Allan Armitage
Name: Allan Armitage, Ph.D., P.Geo.
Title: Senior Resource Geologist